Exhibit 99.1

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Contacts: Elizabeth Grammer Vice President and General Counsel (781) 672-1332	Lisa Burns (Investors) Justin Jackson (Media) Burns McClellan (212) 213-0006

Essential Therapeutics Announces Delisting of its Common Stock from Nasdaq

Waltham, MA, April 11, 2003—Essential Therapeutics, Inc. (Nasdaq: ETRX) today announced that it received notice yesterday from The Nasdaq Market, Inc. that the Company’s common stock will be delisted from trading on The Nasdaq National Market effective with the opening of business on April 14, 2003, due to the Company not meeting certain of Nasdaq’s minimum listing requirements. The Company expects that its common stock will become eligible at that time or shortly thereafter for trading on the Over-the-Counter Bulletin Board (OTCBB) under the symbol ETRX.

As a result of the delisting, the terms of the Company’s Series B Preferred Stock provide that the Series B Preferred Stockholders have the right to cause the Company to redeem all or a portion of their shares of Series B Preferred Stock at a price of $1,000 per share. The aggregate redemption amount, if all 60,000 shares of Series B Preferred Stock are tendered for redemption, would be $60.0 million. The Company currently does not have the funds available to redeem all of the outstanding shares of Series B Preferred Stock. In the face of a redemption election by sufficient holders of Series B Preferred Stock, the Company would likely need to consider taking action that may result in the Company’s dissolution, insolvency or seeking protection under bankruptcy laws or similar actions.

Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These factors include, but are not limited to, any redemption election by the Company’s Series B Preferred Stockholders and alternatives that may or may not be available to the Company in the face of such a redemption. For a discussion of other risks and uncertainties affecting Essential Therapeutics’ business, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Actual results and timing of certain events could differ materially from those included in the forward-looking statements as a result of these or other factors.

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